Local Office Doc No.SDILIB1\J8H\329147.01(71YZ01!.DOC)Addressee(s) Parties Cause No. Signer(s) Orig Doc
Path\\SFRHOME1\ALLUSERS\Gg3\Geoff's copiesDoc PathDoc Name Client
           No.029280Matter No.0001Client NamePATH ONE NETWORK TECHNOLOGIES INCMatter NameGENERALCaption Bank Document Date03/25/99FooterStore DocumentType UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

Path 1 Network Technologies Inc.
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               (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






























PATH 1 NETWORK TECHNOLOGIES INC.
                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 14, 2002

         TO THE STOCKHOLDERS OF PATH 1 NETWORK TECHNOLOGIES INC.:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Path 1 Network Technologies Inc., a Delaware corporation (the "Company"), will be held on Friday, June 14, 2002, at 10:00 a.m. Pacific Daylight Time at 3636 Nobel Drive, Suite 400, San Diego, CA, USA 92122, for the following purposes, as more fully described in the Proxy Statement accompanying this Notice:

     1. To elect directors to serve until the next annual meeting of the stockholders or until their successors are duly elected;

     2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 2002;

     3. To approve and adopt an amendment to the Company's 2000 Stock Option/Stock Issuance Plan ("Plan") authorizing an increase in the number of shares issuable under the Plan;

     4. To approve total option and share grants equal to up to 65% of the Company's outstanding stock; and,

     5. To transact such other business as may properly come before the meeting or any postponement or adjournments thereof.

     Only stockholders of record at the close of business on April 29, 2002, are entitled to notice of and to vote at the Annual Meeting. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the executive offices of the Company.

     All stockholders are cordially invited to attend the meeting in person. Whether or not you plan to attend, please sign the enclosed proxy card and return it as promptly as possible in the envelope enclosed for your convenience. Should you receive more than one proxy card because your shares are registered in different names and addresses, each proxy card should be signed and returned to assure that all your shares will be voted. You may revoke your Proxy at any time before to the Annual Meeting. If you attend the Annual Meeting and vote by ballot, your Proxy will be revoked automatically and only your vote at the Annual Meeting will be counted.


Sincerely,
Frederick A. Cary
Chairman of the Board
San Diego, California, USA

May 10, 2002

         YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                         PATH 1 NETWORK TECHNOLOGIES INC.
                            3636 Nobel Drive, Suite 400
                        San Diego, California, USA 92122

                                 PROXY STATEMENT
                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 14, 2002

         General

     The Board of Directors of Path 1 Network Technologies Inc., a Delaware corporation (the "Company"), asks that you appoint its representatives as proxies to vote your shares of Common Stock of the Company at the Company's 2002 Annual Meeting of Stockholders to be held on June 14, 2002 (the "Annual Meeting"). The Annual Meeting will be held at 10:00 a.m. at 3636 Nobel Drive, Suite 400, San Diego, California, USA 92122. To appoint the proxies, sign and return the enclosed form of proxy card (the "Proxy"). These proxy solicitation materials were mailed on or about May 13, 2002, to all stockholders entitled to vote at the Annual Meeting.

         Voting

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice and are described in more detail in this Proxy Statement. On April 29, 2002, the record date for determination of stockholders entitled to notice of and to vote at the Annual Meeting, approximately 8,440,257 shares of the Company's Common Stock, par value US$0.001 per share, were issued and outstanding. Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder on April 29, 2002. Stockholders may not cumulate votes in the election of directors. The election of directors will be by plurality. All other matters to be considered at the Annual Meeting require, for adoption, a majority of the shares represented at the Annual Meeting, except the proposal to approve total option and share grants equal to up to 65% of the Company's outstanding stock, which requires a two-thirds supermajority.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions and broker non-votes are counted as present for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulations of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will generally not be counted for purposes of determining whether a proposal has been approved.

         Proxies

     If the enclosed form of proxy card is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy card does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of each director nominee proposed by the Board unless the authority to vote for the election of such nominee is withheld and, if no contrary instructions are given, the proxy will be voted FOR the approval of Proposals 2, 3 and 4 as described in the accompanying Notice and Proxy Statement. You may revoke or change your Proxy at any time before the Annual Meeting by filing with the Chief Financial Officer of the Company at the Company's principal executive offices at 3636 Nobel Drive, Suite 400, San Diego, California, USA 92122, a notice of revocation or another signed Proxy with a later date. You may also revoke your Proxy by attending the Annual Meeting and voting in person.

         Solicitation

     The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the proxy card and any additional solicitation materials furnished to the stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward this solicitation material to such beneficial owners. In addition, the Company may reimburse such persons for their costs in forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by a solicitation by telephone or other means by directors, officers or employees of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

         Deadline for Receipt of Stockholder Proposals

     Proposals of stockholders of the Company that are intended to be presented by such stockholders at the Company's 2003 annual meeting of stockholders must be received no later than February 21, 2003, in order that they may be included in the proxy statement and form of proxy card relating to that meeting.

         MATTERS TO BE CONSIDERED AT ANNUAL MEETING
               PROPOSAL ONE: ELECTION OF DIRECTORS

         General

     The Company's Bylaws provide for a Board of Directors consisting of at least one and not more than seven directors. The Board currently consists of five persons. The directors elected at the Annual Meeting will serve until the 2003 annual meeting of stockholders or until their respective successors have been duly elected. All five of the nominees listed below are currently directors of the Company.

     All of the nominees for election have agreed to serve, if elected, and management has no reason to believe that such nominees will be unavailable to serve. In the event a nominee is unable or declines to serve as a Director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board of Directors to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR the nominees named below.

     Frederick A. Cary, 52, serves as the Company's Chairman of the Board of Directors, a position he assumed in March 2002, and as President and Chief Executive Officer, a position he assumed in September 2001. Mr. Cary was the CEO of Azur, Inc., a wireless communications equipment company, from July 2000 to December 2000. Prior to that, Mr. Cary was the CEO of Boxlot, Inc., an enterprise software company, from January 1998 to July 2000. Boxlot was acquired by InfoSpace, Inc. in December 2000. Mr. Cary has engaged in consulting for several venture capital firms and their portfolio companies in a variety of professional areas including wireless communications, digital rights management applications, eBusiness enterprise systems, and telecommunications applications. Mr. Cary graduated from Thomas Jefferson Law School in 1986.

     Dr.  Ronald D.  Fellman,  47,  serves  as the  Company's  Chief  Technology
Officer, a position he assumed in April 2000, and a member of the Board of Directors since inception. A co-founder of the Company, Dr. Fellman had previously served as the Company's President from January 1998 until April 2000 and as Chief Executive Officer from January 1999 until April 2000. From July 1996 to December 1997, Dr. Fellman worked as an independent consultant and also co-founded and served as Chief Technology Officer for Newsletter Technologies, Inc., an e-commerce company. From 1988 to 1996, Dr. Fellman served as a professor of Electrical and Computer Engineering at the University of California at San Diego. Dr. Fellman received his B.S. (Summa Cum Laude), M.S., and Ph.D. degrees from the University of California, Berkeley.

     James A. Bixby, 55, was elected to the Company's Board of Directors in December 2000. Mr. Bixby has served as Chairman of the Board of Directors and Chief Executive Officer of SeQual Technologies, Inc. since 1998. SeQual is in the business of developing medical and industrial equipment. From 1983 to 1996, Mr. Bixby was Chairman, CEO and President of Brooktree Corporation, having joined Brooktree when it started its operations in 1983 as one of the first four employees. Brooktree developed semiconductor products for communications, graphics and video applications, and was sold to Rockwell Semiconductor (now Conexant) in 1996. Mr. Bixby received his B.S.E.E. from the Massachusetts Institute of Technology, his M.S.E.E. from the University of California, Berkeley, and his Master of Engineering degree in engineering management from the University of California, Los Angeles.

     Robert Packer, 42, was elected to the Company's Board of Directors in September 2001. Mr. Packer was a co-founder of Packeteer Inc. and served as the Chief Technical Officer and Director of Packeteer from September1996 to June 2000. He has received twenty patents in a variety of technology applications. Mr. Packer holds a B.A. in philosophy and political science from Swarthmore College.

     Robert B. Clasen, 57, was elected to the Company's Board of Directors in April 2002. Mr. Clasen joined Inetcam, a provider of video and audio webcasting software, as Chairman and CEO in January 2002. Mr. Clasen currently serves on the Board of Directors of NTN, an interactive game content developer and distributor. Previously, Mr. Clasen was Chairman and CEO of ICTV Inc. an interactive/internet television provider from July 1999 to June 2001. Mr. Clasen was President and CEO of ComStream Corporation, an international provider of digital transmission solutions for voice, data, imaging, audio and video applications for satellite and terrestrial broadband systems from January 1998 to December 1998. From January 1993 through December 1997, Mr. Clasen served as President of Comcast International Holdings. Mr. Clasen served as Divisional
President for McCaw Cellular Communications (now AT&T) from February 1990 to December 1990 and was responsible for the development of the company's cellular telephone properties in the Southwest, including its interests in the L.A. Cellular Telephone Company and the Bay Area Cellular Telephone Company. Mr. Clasen has held positions in the cable television industry, including being President of Comcast Cable Communications, one of the country's five largest cable television companies from November 1984 to December 1989. Prior to that, he was Vice President of U.S. Operations for Rogers Communications, Toronto, Canada, from July 1978 to October 1984, where he guided the U.S. Division from its inception to a position as one of the top ten multiple system operators. Mr. Clasen is a graduate of Bowling Green State University in Ohio where he earned his graduate degree in Counseling Psychology.

         Board Committees and Meetings

     The Board of Directors met 17 times during the fiscal year ended December 31, 2001 (the "2001 Fiscal Year"). All Board members attended or participated in 75% or more of the total number of meetings of the Board of Directors and of the Board committees of which they were a member (during the period that they served).

     In 2001, the Board of Directors maintained an Audit Committee and a Compensation Committee. The Audit Committee currently consists of James A. Bixby and Robert Packer and, unless the Board retains such authority, is responsible for overseeing the financial matters of the Company, including but not limited to reviewing financial controls and conferring with independent auditors. The Board of Directors approved the Audit Committee charter in March 2001 and re-affirmed the charter in April 2002. Messrs. Bixby and Packer are "independent" as defined in Rule 4200 of the National Association of Securities Dealers Nasdaq listing standards.

     The Compensation Committee currently consists of Mr. Clasen, and, unless the Board retains such authority, is responsible for overseeing the compensation matters of the Company, including but not limited to the creation and administration of all stock option plans and grants thereunder.

         The Board of Directors does not have a nominating committee.

          Director Compensation

          Non-affiliated directors receive annual compensation of US$24,000 plus stock options. Mr. Bixby received US$24,000 and Mr. Packer received US$6,000 in 2001, for attending board meetings, which compensation was suspended in January 2002 due to the adverse financial condition of the Company. Mr. Cary, Dr. Fellman and other affiliated directors received no annual compensation for attending board meetings. Each of our directors, and each member of any committee established by the Board of Directors, is reimbursed for all reasonable out-of-pocket expenses incurred in connection with the attendance by such director or member at meetings of the Board of Directors or of such committees. In conjunction with their 2001 appointment as directors, James A. Bixby and Robert Packer each received options to purchase 25,000 shares of our Common Stock, which vest over two years. In conjunction with his 2002 appointment as a director, Robert Clasen received options to purchase 25,000 shares of Common Stock, which vest over two years.
         Recommendation of the Board of Directors

         The Board of Directors recommends that the stockholders vote FOR the election of the five nominees listed above.

    PROPOSAL TWO: RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


     The Board of Directors appointed Ernst & Young LLP to serve as the Company's independent accountants for the year ending December 31, 2002. This appointment is subject to reconsideration by the Board if it is not ratified by the stockholders of the Company.

     Ernst & Young LLP has served as the Company's auditors since 1998. Representatives of Ernst & Young LLP will be present at the Annual Meeting of Stockholders with the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from stockholders.

         Audit Fees

     The aggregate fees of Ernst & Young LLP for professional services rendered for the audit of the Company's annual financial statements for the fiscal year ended December 31, 2001 and for the reviews of the financial statements included in the Company's Quarterly Reports on Form 10-Q for the fiscal year were approximately US$80,000.

         Financial Information Systems Design and Implementation Fees

     Ernst & Young LLP did not render any professional services for the Company relating to financial information systems design and implementation for the fiscal year ended December 31, 2001.

         All Other Fees

     The aggregate fees of Ernst & Young LLP for other services rendered to the Company (primarily for professional services rendered in connection with required SEC filing statements, due diligence and consents) for the fiscal year ended December 31, 2001 were approximately US$11,000.

     The Board of Directors of the Company determined, after consideration, that the provision of these non-audit services by Ernst & Young LLP is compatible with maintaining the independence of such independent auditors.

         Report of the Audit Committee

         The following is a report by the Audit Committee:

         "The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed and discussed the fiscal 2001 audited financial statements with management.

         The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 `Communication with Audit Committees' including the auditors' independence from management and the Company. The Committee also obtained from Ernst & Young LLP written disclosures and a letter required by Independence Standards Board Standard No. 1 `Independence Discussions with Audit Committees,' and discussed with Ernst & Young LLP considered the compatibility of non-audit services with the auditors' independence.

         In reliance on the reviews and the discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2001 for filing with the Securities and Exchange Commission.

         Submitted by the Audit Committee:

         James A. Bixby, Audit Committee Member
         Robert Packer, Audit Committee Member"


         Recommendation of the Board of Directors

         The Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Ernst & Young LLP to serve as the Company's independent auditors for the fiscal year ending December 31, 2002.

PROPOSAL THREE: APPROVAL OF AMENDMENT TO THE 2000 STOCK OPTION/STOCK ISSUANCE
PLAN

     The Company's stockholders are being asked to approve an amendment to the Company's 2000 Stock Option/Stock Issuance Plan (the "2000 Plan") that will increase the maximum number of shares of Common Stock authorized for issuance over the term of the 2000 Plan from 110,000 shares to 4,260,000 shares.

                  General

     The 2000 Plan governs issuance of options to purchase shares of Common Stock. The Company's Board of Directors approved an increase in the maximum number of shares of Common Stock reserved for issuance over the term of the 2000 Plan (the "Option Pool") from 10,000 to 110,000 on December 22, 2000 (which increase was approved by the stockholders of the Company under Delaware General Corporation Law Section 228 on December 22, 2000), authorized an additional increase in the Option Pool from 110,000 shares to 760,000 shares on September 28, 2001 and authorized a third increase in the Option Pool to 4,260,000 shares on October 3, 2001, as part of the Option Revision Program. Earlier in 2002, the Company sought stockholder approval of the increase in the option pool to 4,260,000 by a written consent solicitation. That proposal did not carry because even though a majority of the stockholders approved it, it was coupled there with another proposal that required a two-thirds supermajority. Option Revision Program

     On October 3, 2001, the Company's Board of Directors adopted an "Option Revision Program" pursuant to which all of the holders of outstanding options to purchase Class B Common Stock elected on October 5, 2001 to surrender their options (overlying 2,798,330 shares of Class B Common Stock in the aggregate) in exchange for new options to purchase Common Stock under the 2000 Plan. The practical effect of the surrenders and new grants was the same as amendments of the options to change the underlying security, but with all other material substantive provisions of the options unchanged, including the exercise prices, vesting commencement dates, vesting provisions, termination dates, exercisability and maximum term, and status as an incentive stock option or non-statutory option.

                  Rationale for Increasing the Size of the Option Pool

     Although increases in the size of the Option Pool to 4,260,000 shares have been approved by the Company's Board of Directors, the stockholders have approved the reservation of only 110,000 shares of Common Stock for issuance upon exercise of stock options granted under the 2000 Plan. As of April 19, 2002, there were outstanding options under the 2000 Plan to purchase 4,065,034 shares of Common Stock, which number includes (i) the 2,798,330 shares of Common Stock issuable upon exercise of the options involved in the "option revision program", and (ii) 1,266,704 shares of Common Stock issuable upon exercise of options originally granted by the Board of Directors under the 2000 Plan to officers and employees. The 2000 Plan's terms require stockholder approval of the proposed amendment to the 2000 Plan to authorize enough Common Stock to accommodate the option grants already authorized by the Board of Directors under the 2000 Plan as well as to ensure that a sufficient share reserve under the Option Pool is available to attract and retain the services of key individuals essential to the Company's long-term growth and success. If the Company is unable to obtain stockholder approval of the increase to the Option Pool to 4,260,000 shares of Common Stock within 12 months of the Board of Directors' adoption of the "option revision program", this program shall be rescinded and the Class B options involved in it shall be as they were before such program. In addition, each of the option grants for the 1,266,704 shares described in (ii) above (including the 650,000 options granted to Frederick A. Cary, our Chairman, President and Chief Executive Officer) shall expire within 12 months of their respective grant dates (except for those first few options exercisable for an aggregate of no more than the 110,000 shares of Common Stock already authorized by the stockholders) unless enough shares are authorized under the Option Pool to accommodate them as well.

     Variable accounting treatment for stock options overlying Class B Common Stock results in large compensation expenses (or recovery of previously reported compensation expenses) in each quarter's reported income statement as the Company's stock price rises or falls. This effect distorts the Company's reported results of operations and makes the Company less attractive to the financial market. This, in turn, reduces stockholder value and also makes it more difficult for the Company to obtain the additional public or private financing which it needs; it might also adversely affect the price at which any public or private financing could be obtained.

     In addition, the lack of liquidity of Class B Common Stock and the lack of immediate prospects for conversion of (illiquid) Class B Common Stock into (liquid) Common Stock had resulted in the Class B options not having the incentivization and retention effects, which were intended. The Company believed that the "option revision program" will partially restore those desirable effects.

         2000 Plan

     The following is a summary of the principal features of the 2000 Plan. However, the summary does not purport to be a complete description of all the provisions of the 2000 Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Corporate Secretary at the Company's principal executive offices in San Diego.

                  Structure of the 2000 Plan

         The 2000 Plan is divided into two separate equity programs: (i) the Option Grant Program under which options may be granted to eligible persons which will provide them with the right to purchase shares of Common Stock at a price per share to be fixed by the Plan Administrator at the time of grant; and
(ii) the Stock Issuance Program under which eligible persons may be issued shares of Common Stock directly, either through the purchase of those shares at a price to be fixed by the Plan Administrator (such price not to be less than the Common Stock's par value) or as consideration for past services rendered to the Company. The Compensation Committee of the Board of Directors serves as Plan Administrator, and has complete discretion (within the scope of its administrative jurisdiction under the 2000 Plan) with respect to the option grants or share issuances made under the Option Grant and Stock Issuance Programs.

                  Eligibility

         Employees, non-employee members of the Board of Directors, consultants and other independent advisors in the Company's service will be eligible to participate in the Option Grant and Stock Issuance Programs. However, the actual persons to whom option grants or stock issuances are to be made under the foregoing programs will be determined by the Plan Administrator in its sole discretion.

                  Share Reserve

         The Board of Directors has approved increases in the size of the Option Pool from 110,000 shares to 4,260,000 shares, which increases are subject to stockholder approval.

         Should one or more outstanding options under the 2000 Plan expire or terminate for any reason prior to exercise in full, the shares subject to the portion of each such option not so exercised will be available for subsequent issuance under the 2000 Plan. Unvested shares issued under the 2000 Plan and subsequently repurchased by the Company, at the option exercise or direct issue price paid per share, pursuant to the Company's repurchase rights under the 2000 Plan will be added back to the number of shares reserved for issuance under the 2000 Plan and may accordingly be reissued through one or more subsequent option grants or direct stock issuances under the 2000 Plan.

         The shares issuable under the 2000 Plan will be made available either from authorized but unissued shares or from shares reacquired by the Company, including shares repurchased on the open market.

                  Changes in Capital Structure

         In the event of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration, appropriate adjustments will automatically be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities and the exercise price per share in effect under each outstanding option. The adjustments to such outstanding options will preclude the dilution or enlargement of the rights and benefits available under those options.



                  Amendment and Termination of the 2000 Plan

         The Board of Directors has exclusive authority to amend or modify the 2000 Plan in any and all respects. However, no amendment or modification may, without the holder's consent, adversely affect such individual's rights and obligations under his or her outstanding stock options or direct stock issuances under the 2000 Plan. In addition, certain amendments to the Plan may require the approval of the Corporation's stockholders.

         The 2000 Plan will terminate upon the earliest to occur of (i) September 20, 2010, (ii) the date on which all shares available for issuance under the 2000 Plan are issued as fully vested shares or (iii) the termination of all outstanding options in connection with a Corporate Transaction (see below). Should the 2000 Plan terminate on September 20, 2010, then any option grants and unvested stock issuances outstanding at that time under the 2000 Plan will continue to have force and effect in accordance with the provisions of the agreements evidencing those grants or issuances.

                  Option Grant Program

                  Grants

         The Plan Administrator will have complete discretion (subject to the limitations of the 2000 Plan) to determine when and to whom options will be granted under the Option Grant Program and the terms of each such grant, including the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws and the vesting schedule (if any) and term of each such grant. All expenses incurred in the administering of the 2000 Plan will be paid by the Company.

                  Price and Exercisability

         The exercise price of an option will be determined by the Plan Administrator. However, the exercise price of an incentive stock option cannot be less than one hundred percent (100%) of the fair market value of the Common Stock on the grant date and the exercise price of a non-statutory option cannot be less than eighty-five (85%) of the fair market value of the Common Stock on the grant date.

         The fair market value per share on any relevant date under the 2000 Plan will be the closing selling price per share on that date, as reported on the Nasdaq National Market, or, if the stock is listed on any stock exchange, then the closing selling price per share on the date in question on the stock exchange determined by the Plan Administrator to be the primary market for the stock. If the stock is not traded on that day, the fair market value will be the closing selling price per share on the last preceding date for which such quotation exists. If the stock is at the time neither listed on any stock exchange nor traded on the Nasdaq National Market, then the fair market value shall be determined by the Plan Administrator in its reasonable discretion.

         Options may be immediately exercisable for all of the option shares or may become exercisable for those shares in a series of installments over the period that a stockholder remains in the Company's service. The exercise schedule applicable to each option will be determined by the Plan Administrator at the time of grant and will be set forth in the documents evidencing the option grant. The option holder may exercise such option at any time for the shares for which the option is exercisable, provided the option holder does so before the option terminates. However, any purchased shares in which the option holder is not vested at the time of his/her termination of service with the Company, if any, will be subject to repurchase by the Company as discussed below.

         No option granted under the Option Grant Program may have a term in excess of ten (10) years. The option may, however, terminate prior to its designated expiration date in the event of the option holder's termination of service or upon the occurrence of certain other events as more fully set forth below.

         The option exercise price may be paid (i) in cash or check payable to the Company, (ii) by promissory note payable to the Company (but only to the extent authorized by the Plan Administrator in its discretion), or (iii) in shares of Common Stock. Any shares delivered in payment of the exercise price will be valued at fair market value on the exercise date and must have been held for the requisite period necessary to avoid a charge to the Company's earnings for financial reporting purposes (generally a 6-month period). Cashless exercise is also permitted to the extent the option is exercised for vested shares.

                  Cancellation and Regrant

         The Plan Administrator has the authority to cancel outstanding 2000 Plan options and to issue new options in replacement, but the option holders' consent will be required in connection with their participation in any such cancellation/regrant program. The new options can cover the same or a different number of shares and will have an exercise price per share based on the fair market value of the Common Stock on the new grant date.

                  Assignment/Transfer

         Incentive stock options cannot be assigned or transferred, except by will or the laws of inheritance following the option holder's death or pursuant to any beneficiary designation in effect for the options at the time of the option holder's death. However, one or more non-statutory options may be (but will not necessarily be) structured so that those options will be assignable in whole or in part during the option holder's lifetime to one or more members of such holder's immediate family or to a trust established exclusively for one or more such family members. The terms applicable to the assigned portion shall be the same as those in effect for the option immediately prior to such assignment and shall be set forth in such documents issued to the assignee as the Plan Administrator may deem appropriate.

                  Repurchase

         The shares acquired pursuant to the options granted under the 2000 Plan will be subject to repurchase by the Company, at the exercise price paid per share, upon the optionee's cessation of service with the Company prior to vesting in those shares. Options may be granted that are immediately vested for all the option shares and are not subject to any repurchase right. The Plan Administrator may at any time cancel the Company's repurchase rights with respect to any such unvested shares and thereby accelerate the vesting of those shares.

         The Company's repurchase rights will also cover any new, substituted or additional securities or other property subsequently distributed with respect to unvested shares by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration. Appropriate adjustments to reflect the distribution will be made to the number and/or class of securities subject to the Company's repurchase rights and the price per share payable upon the exercise of those rights.

         Optionees may not transfer, assign or encumber any unvested shares which are subject to the Company's repurchase rights, except for certain gifts approved by the Plan Administrator or transfers by will or inheritance following the optionee's death.

         The Company's repurchase right will lapse in accordance with the optionee's vesting schedule established by the Plan Administrator, and may under certain circumstances, vest in connection with a Corporate Transaction.

                  Termination of Service

         Upon the optionee's cessation of service with the Company, the optionee will have a limited period of time in which to exercise his or her outstanding options for any shares in which the optionee is vested at that time. However, at any time while the options remain outstanding, the Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised. The Plan Administrator will also have complete discretion to accelerate the exercisability or vesting of those options in whole or in part at any time.


                  Corporate Transaction

         The 2000 Plan does not provide for automatic acceleration of unvested shares in the event of (i) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction or (ii) a sale, transfer or other disposition of all or substantially all the assets of the Company in liquidation or dissolution of the Company (a "Corporate Transaction"), although the Plan Administrator has discretion to grant individual options which so provide. In the event of a Corporate Transaction, all options outstanding under the Option Grant Program shall be assumed or equivalent options shall be substituted by the successor corporation. If such successor does not agree to assume the options or to substitute equivalent options therefor, unless the Plan Administrator shall determine otherwise, such options will expire upon completion of the Corporate Transaction.

                      Stock Issuance Program

         Shares of Common Stock may be issued under the Stock Issuance Program through direct and immediate issuances without any intervening option grants. The Plan Administrator will have complete discretion to determine when and to whom share issuances are to be made under the Stock Issuance Program and the terms of each such issuance. The purchase price per share will be determined by the Plan Administrator but will not be less than the par value per share of the Common Stock.

         The purchase price may be paid in cash or check payable to the Company or, if the Plan Administrator allows, by delivering a promissory note. Shares of Common Stock may also be issued as a bonus for past services rendered to the Company without any cash payment required of the participant.

                  Vesting

         Shares issued under the Stock Issuance Program may, in the discretion of the Plan Administrator, be fully-vested upon issuance or may vest in installments over the optionee's term of service with the Company. However, the Plan Administrator may not impose a vesting schedule upon any stock issuance effected under the Stock Issuance Program which is more restrictive than twenty percent (20%) per year vesting, with initial vesting to occur not later than one year after the issuance date (provided that this limitation shall not apply to any issuances made to the officers of the Company, non-employee Board members or independent consultants).

                  Repurchase

         Issued shares which are not fully vested at the time of issuance, are subject to repurchase by the Company should the issuee fail to complete the applicable service requirement or should the Company not attain the specified performance objectives. The Company's repurchase rights will also cover any new, substituted or additional securities or other property subsequently distributed with respect to unvested shares by reason of any stock dividend, stock split, recapitalization, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without the Company's receipt of consideration. Appropriate adjustments to reflect the distribution will be made to the number and/or class of securities subject to the Company's repurchase rights and the price per share (if any) payable upon the exercise of those rights. The Plan Administrator, in its discretion, may waive one or more of the Company's outstanding repurchase rights with respect to any unvested shares, which waiver would result in the immediate vesting of the issuee's interest in the shares to which the waiver applies.

                  Transfer and Assignment

         Issuees may not transfer, assign or encumber any unvested shares which are subject to the Company's repurchase rights, except for permissible gifts approved by the Plan Administrator, transfers by will or inheritance following the issuee's death or transfers to the Company in pledge as security for any promissory note delivered in payment for the shares.

                  Corporate Transaction

         The 2000 Plan does not provide for automatic acceleration of unvested shares in the event of a Corporate Transaction, although the Plan Administrator has discretion to award individual stock issuances, which so provide.

                  Stockholder Rights

         Issuees will have full stockholder rights with respect to the shares of Common Stock issued under the Stock Issuance Program, including the right to vote such shares and receive all regular cash dividends paid on such shares, whether or not such shares are vested. However, unvested shares will be subject to the transfer restrictions specified above. In addition, if an issuee should cease to remain in the Company's service while holding one or more unvested shares issued under the Stock Issuance Program or should the performance objectives not be obtained with respect to one or more such unvested shares, then those shares shall be immediately surrendered to the Company for cancellation, and such optionee shall have no further stockholder rights with respect to those shares.



        General Provisions of the 2000 Plan

                  Financing

         The Plan Administrator may assist the optionees and issuees in the acquisition of shares under the Option Grant Program or Stock Issuance Program by permitting them to pay the purchase price for the shares through a promissory note payable in one or more installments. The terms of any such promissory note, including the interest rate and terms of repayment, will be established in the sole discretion of the Plan Administrator.

                  Compliance

         The grant of options and the issuance of stock under such options or pursuant to the Stock Issuance Program are subject to the Company's procurement of all approvals and permits required by regulatory authorities having jurisdiction over the 2000 Plan and the securities issuable thereunder. It is possible that the Company could be prevented from granting options or from issuing shares under the 2000 Plan in the event one or more required approvals or permits were not obtained, complied with or renewed.

                  Grants Outside the 2000 Plan

         The 2000 Plan does not limit the authority of the Company to grant options outside of the 2000 Plan or to grant options to, or assume the options of, any person in connection with the acquisition of the business and assets of any firm, corporation or other business entity.

                  Eligibility

         Option grants and stock issuances made under the 2000 Plan do not in any way affect, limit or restrict the eligibility of the optionees or issuees to participate in any other stock plan or other compensation or benefit plan or program that the Company may adopt in the future.

                  Federal Income Tax Consequences

         Options granted under the 2000 Plan may be either incentive stock options that satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options that are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

         Incentive Stock Options: No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two years after the option grant date and more than one year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

         If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. In no other instance will the Company be allowed a deduction with respect to the optionee's disposition of the purchased shares.

         Non-Statutory Options: No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

         If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

         The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

         Direct Stock Issuances: The tax principles applicable to direct stock issuances under the 2000 Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

                  Deductibility of Executive Compensation

         The Company anticipates that any compensation deemed paid by it in connection with the disqualifying disposition of incentive stock option shares or the exercise of non-statutory options will qualify as performance-based compensation for purposes of Internal Revenue Code Section 162(m) and will not have to be taken into account for purposes of the US$1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid under the 2000 Plan with respect to such dispositions or exercises will remain deductible by the Company without limitation under Code Section 162(m).

                  Accounting Treatment

         Under APB Opinion No. 25, which the Company has elected to apply to its equity compensation, options granted to employees and non-employee directors under the 2000 Plan should not result in any direct charge to the Company's reported earnings because the exercise price must be at least 100% of fair market value of the underlying stock on the date of grant. However, the fair value of those options must be disclosed in the notes to the Company's financial statements, and the Company must also disclose, in footnotes to the Company's financial statements, the pro-forma impact those options would have upon the Company's reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis.

         If shares are acquired under the Stock Issuance Program for less than 100% of fair market value of the underlying stock on the date of acquisition, the difference between such fair market value and such exercise price must be recorded as compensation expense over the vesting period of the option.

         In March 2000, the Financial Accounting Standards Board issued Interpretation No. 44 to APB Opinion No. 25. Under the Interpretation, options and other equity compensation granted to independent consultants (but not non-employee Board members) after December 15, 1998 will be subject to the fair value accounting rules of FAS 123 rather than APB Opinion No. 25. As a result, options granted to non-employee consultants and advisors after that date will generally result in a direct charge to the Company's reported earnings based upon the fair value of the option measured initially as of the grant date of that option and then subsequently on the vesting date of each installment of the underlying option shares. No charge will be required for periods before July 1, 2000 (the general effective date of the Interpretation); however, options granted to non-employee consultants and advisors after December 15, 1998 but before July 1, 2000 will result in a charge based on any increase in fair value of the options between July 1, 2000 and a subsequent vesting date. If an optionee changes status from an employee or non-employee director to a non-employee consultant or advisor or vice versa, then to the extent that any outstanding option held by such individual would continue to vest after such change in status, it will be deemed to have been newly granted to such individual in his new status for purposes of determining whether there is compensation expense with respect to such option.

         In addition, any employee or non-employee director options that are repriced after December 15, 1998 would trigger a direct charge to the Company's reported earnings for each fiscal quarter beginning on and after July 1, 2000 equal to the amount (if any) by which the fair market value of the shares of Common Stock subject to each such option has increased from the prior quarter-end, to the extent that such fair market value exceeds the option exercise price.

         Appraisal Rights

         Delaware law does not provide for appraisal rights with respect to the proposal being acted upon.

         Approvals Required

         The affirmative written consent of the holders of not less than a majority of the outstanding shares of Common Stock is required to approve this Proposal. In the absence of such stockholder approval, the amendment of the 2000 Plan will not be implemented, and the option activity above the 110,000 share level will be undone.

         The Board of Directors recommends that the Stockholders vote FOR the approval of the amendment of the Company's 2000 Stock Option/Stock Issuance Plan.

       PROPOSAL FOUR: APPROVAL OF OPTIONS AMOUNTING TO UP TO 65%
                    OF OUTSTANDING SHARES

         Earlier in 2002, the Company sought stockholder approval, by a written consent solicitation, for an expansion of the percentage limit. The proposal did not pass, even though it was approved by a majority of the Company's shares because it did not receive the required two-thirds supermajority approval. In accordance with California law, the stockholders are being asked to approve total option and share grants to amount to up to 65% of the outstanding stock.

         Issuance of further stock options and shares under the 2000 Plan requires qualification, or exemption from qualification, of the securities under the "blue sky" securities provisions of the California Corporations Code. Previous grants have been exempted under a limited-offering exemption. The Company intends to register the increased Option Pool shares with the SEC on Form S-8 and, in conjunction with that registration, to apply to the California Department of Corporations for qualification by coordination under the California Corporations Code.

         The California Department of Corporations has issued regulations for companies seeking qualification of stock option plans. These regulations include a requirement that the total number of shares issuable upon exercise of all options shall not exceed 30% of the Company's outstanding shares, unless a percentage higher than 30% is approved by at least two-thirds of the outstanding shares entitled to vote.

         Full use of the Option Pool (assuming stockholder approval of Proposal
3), plus other options previously granted, would amount to options to purchase 5,096,043 shares, which is 60.4% of the 8,440,257 shares outstanding on April 19, 2002. Accordingly, without California blue-sky qualification, the Company would be limited in its ability to use an increased Option Pool by granting additional options. Approval of this Proposal requires approval by at least two-thirds of the outstanding shares entitled to vote.

         The Board of Directors recommends that stockholders vote FOR the approval of the expanded percentage limit for option and stock grants as a percent of then-outstanding stock.


                              OTHER MATTERS

         The Company knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.



          SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of April 19, 2002, by (i) all persons who are beneficial owners of five percent (5%) or more of the Company's Common Stock, (ii) each director of the Company,
(iii) each person who served as Chief Executive Officer of the Company in 2001,
(iv) the four other persons serving as executive officers of the Company on December 31, 2001 who were the most highly compensated by the Company in 2001, and (iv) all current directors and executive officers as a group.

         Except as indicated, and subject to community property laws where applicable, the persons named have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 8,440,257 shares of Common Stock outstanding as of April 19, 2002 and is calculated in accordance with the rules of the SEC.



                                                                                                       Percentage  of
                                                                                     Shares                Shares
                                                                                 Beneficially            Beneficially
         Beneficial Owner                                                            Owned(#)              Owned(1)

Leitch Technology Corporation                                                       2,941,250                34.9%
150 Serrand Drive
North York, Ontario
Canada M3C 3E5

Michael T. Elliott                                                                   195,000 (1)              2.3%
17330 Via Del Bravo-P.O. Box 24
Rancho Santa Fe, California 92067

Peter P. Savage                                                                       25,000 (2)               *
333 Coast Blvd.
La Jolla, California 92037

Frederick A. Cary                                                                     40,625 (3)               *
c/o Path 1 Network Technologies Inc.
3636 Nobel Drive, Suite 400
San Diego, California 92122

Ronald D. Fellman                                                                   1,323,720(4)             15.7%
c/o Path 1 Network Technologies Inc.
3636 Nobel Drive, Suite 400
San Diego, California 92122

Douglas A. Palmer                                                                    761,000 (5)              9.0%
c/o Path 1 Network Technologies Inc.
3636 Nobel Drive, Suite 400
San Diego, California 92122

James A. Bixby                                                                         25,000 (2)               *
c/o Path 1 Network Technologies Inc.
3636 Nobel Drive, Suite 400
San Diego, California 92122







Robert Packer                                                                           25,000 (2)              *
c/o Path 1 Network Technologies Inc.
3636 Nobel Drive, Suite 400
San Diego, California 92122

Robert Clasen                                                                           25,000(6)                *
c/o Path 1 Network Technologies Inc.
3636 Nobel Drive, Suite 400
San Diego, California 92122

Richard Slansky                                                                         139,400(7)              1.7%
c/o Path 1 Network Technologies Inc.
3636 Nobel Drive, Suite 400
San Diego, California 92122


Michael Florea                                                                         100,000(8)               1.2%
c/o Path 1 Network Technologies Inc.
3636 Nobel Drive, Suite 400
San Diego, California 92122

         All current directors and executive officers as a group (8 persons)            2,439,745 (9)           28.9%

         * Less than one percent of the outstanding Common Stock


     1. Dr. Elliott was granted options under our 1999 Stock Option/Stock Issuance Plan to purchase 597,012 shares of Class B Common Stock, of which 277,012 shares of Class B Common Stock were performance-based options. 195,000 shares were fully vested as of April 4, 2001, the termination date of Dr. Elliott's employment with Path 1. Dr. Elliott shall not vest in any additional shares subject to these option grants; however, Dr. Elliott may receive grants for new shares pursuant to his Employment Separation/Consulting Agreement and General Release with the Company if he performs certain approved consulting activities. These options to purchase 195,000 shares of Class B Common Stock were exchanged pursuant to the Company's "option revision program" and are now exercisable for 195,000 shares of fully vested Common Stock under the 2000 Plan; provided, that none of these shares shall become exercisable prior to stockholder approval of the proposed amendment of the 2000 Stock Option/Stock Issuance Plan increasing the maximum number of shares reserved for issuance thereunder.

     2. In conjunction with their appointment to our Board of Directors, Mr. Savage, Mr. Bixby and Mr. Packer each received an option to purchase 25,000 shares of Class B Common Stock under our 1999 Stock Option/Stock Issuance Plan. These individuals' options were exchanged pursuant to the Company's "option revision program" to become options to purchase the same number of shares of Common Stock under the 2000 Stock Option/Stock Issuance Plan. All 25,000 shares of Common Stock subject to Mr. Savage's and Mr. Bixby's exchanged options are now exercisable, and 6,250 of the shares of Common Stock subject to Mr. Packer's exchanged options are now exercisable or exercisable within 60 days of April 19, 2002; provided, that none of the shares subject to Mr. Savage's, Mr. Bixby's or Mr. Packer's options may be exercised prior to stockholder approval of the proposed amendment to the 2000 Stock Option/Stock Issuance Plan increasing the maximum number of shares reserved for issuance thereunder.

     3. In connection with Mr. Cary's appointment to our Board of Directors and his commencement of service with us as our President and Chief Executive Officer, Mr. Cary was granted six separate options to purchase a total of 650,000 shares of Common Stock. Two of these options grants, representing 325,000 shares of Common Stock, are temporally-based options that shall vest in 16 equal quarterly installments; 40,625 of the shares of Common Stock subject to these two grants are exercisable within 60 days of April 19, 2002. Each of the remaining four option grants (which grants are also exercisable for a total of 325,000 shares of Common Stock) is a performance-based option that shall also vest in 16 equal quarterly installments but which shall be exercisable for the vested shares subject to such option only upon attainment of the milestone set forth therein. Notwithstanding the above, none of the shares subject to these six options may be exercised prior to stockholder approval of the proposed amendment to the 2000 Stock Option/Stock Issuance Plan increasing the maximum number of shares reserved for issuance thereunder.

     4. Dr. Fellman was granted options under our 1999 Stock Option/Stock Issuance Plan to purchase 175,000 shares of Class B Common Stock. These options were exchanged pursuant to the Company's "option revision program" to become options to purchase 175,000 shares of Common Stock under the 2000 Stock Option/Stock Issuance Plan. All 175,000 are now exercisable; provided, that none of these shares may be exercised prior to stockholder approval of the proposed amendment to the 2000 Stock Option/Stock Issuance Plan increasing the maximum number of shares reserved for issuance thereunder.

     5. Includes options to purchase 362,000 shares of Common Stock of which they are now exercisable or exercisable within 60 days of April 19, 2002. Dr. Palmer was also granted options under our 1999 Stock Option/Stock Issuance Plan to purchase 175,000 shares of Class B Common Stock. These options were exchanged pursuant to the Company's "option revision program" to become options to purchase 175,000 shares of Common Stock under the 2000 Stock Option/Stock Issuance Plan. All 175,000 of these shares are now exercisable; provided, that none of these shares may be exercised prior to stockholder approval of the proposed amendment to the 2000 Stock Option/Stock Issuance Plan increasing the maximum number of shares reserved for issuance thereunder.

     6. In conjunction with his appointment to our Board of Directors in April 2002, Mr. Clasen, received an option to purchase 25,000 shares of Common Stock under our 2000 Stock Option/Stock Issuance Plan. None of the shares are currently exercisable or will become exercisable within 60 days of April 19, 2002. The shares will become exercisable provided that we obtain stockholder approval of the proposed amendment to the 2000 Stock Option/Stock Issuance Plan increasing the maximum number of shares reserved for issuance thereunder.

     7. Mr. Slansky was originally granted four separate options to purchase a total of 329,023 shares of Common Stock. Two of these options grants, representing 200,000 shares of Common Stock, are temporally-based options that shall vest in 16 equal quarterly installments; 100,000 of the shares of Common Stock subject to these two grants are exercisable within 60 days of April 19, 2002. The remaining two option grants are performance-based options that vest upon certain events. One of the two performance-based options (representing 79,023 shares) was exchanged in November 2001 for four separate options (representing 79,023 shares), three of which were performance-based options that shall also vest in 16 equal quarterly installments but which shall be exercisable for the vested shares subject to such option only upon attainment of the milestone set forth therein and one (representing 39,000 shares) which is fully vested and is exercisable within 60 days of April 19, 2002. Notwithstanding the above, none of the shares subject to these seven options may be exercised prior to stockholder approval of the proposed amendment to the 2000 Stock Option/Stock Issuance Plan increasing the maximum number of shares reserved for issuance thereunder.

     8. Includes options to purchase 200,000 shares of Common Stock of which options to purchase 100,000 shares are now exercisable or exercisable within 60 days of April 19, 2002. Mr. Florea resigned as an officer on March 27, 2002 and returned his options to the Company on April 3, 2002 as part of his and Metar SRL's repurchase of the Sistolic business unit.

     9. Shares beneficially owned by all directors and executive officers as a group, of which 1,066,625 shares are subject to options that are exercisable within 60 days of April 19, 2002.

         EXECUTIVE OFFICERS

     The executive officers of Path 1 Network Technologies Inc., positions held by them and their ages as of April 19, 2002 are as follows:

      --------------------------------------------------------------------------------------------------------
               Name                        Age          Position
      --------------------------------------------------------------------------------------------------------
               Frederick A. Cary           52           President,  Chief  Executive  Officer and Chairman of
                                                        the Board of Directors
      --------------------------------------------------------------------------------------------------------
               David A. Carnevale          54           Executive Vice President, Marketing & Sales
      --------------------------------------------------------------------------------------------------------
               Ronald D. Fellman           47           Chief Technology Officer and Director
      --------------------------------------------------------------------------------------------------------
               Yendo Hu                    39           Executive Vice President, Video Systems
      --------------------------------------------------------------------------------------------------------
               Douglas A. Palmer           51           Executive Vice President and Chief Scientist
      --------------------------------------------------------------------------------------------------------
               Richard B. Slansky          45           Chief Financial  Officer,  Vice President of Finance,
                                                        Administration   and  Operations,   Corporate
                                                        Secretary  and Treasurer
      --------------------------------------------------------------------------------------------------------
               Bernard J. Tyler            55           Executive  Vice  President,  Engineering  &  Project
                                                         Management
      --------------------------------------------------------------------------------------------------------




     Frederick A. Cary, 52, is a director nominee of the Company.  See "Proposal
One: Election of Directors" for a discussion of Mr. Cary's business experience.

     Ronald D. Fellman,  47, is a director nominee of the Company. See "Proposal
One: Election of Directors" for a discussion of Mr. Cary's business experience.

     David A. Carnevale, 54, joined Path 1 in November 2001 as Executive Vice President of Marketing and Sales. Prior to joining Path 1, Mr. Carnevale was Senior Vice President of Marketing at Mitsubishi Electronics America from September 1998 to February 2000. He was also Director of Marketing for the Telecom Network Solutions Division of Compaq from February 1998 to September 1998. Prior to that Mr. Carnevale was Vice President of Marketing at PageNet, now part of Arch Wireless, the largest wireless messaging company in the world, from April 1996 to September 1997. Mr. Carnevale was a Vice President at Dataquest and a Partner at Regis McKenna, in Palo Alto, CA, one of the premier high technology public relations and consulting firms from, February 1993 to July 1994 and also Group Vice President and an industry analyst at Gartner Group/InfoCorp, from September 1986 to February 1993. Mr. Carnevale holds a Masters of Business Administration degree from Stanford University in Palo Alto, California and a Bachelor of Science degree from Rensselaer Polytechnic Institute in Troy, New York. He has also served as a Lieutenant in the US Air Force at Wright-Patterson Air Force Base in Dayton, Ohio.


     Yendo Hu, 39, joined Path 1 in September 1999 and is currently Executive Vice President of Video Technologies. Prior to joining Path 1, Dr. Hu was the Director of Systems Engineering at Tiernan Communications Inc. from February 1996 to August 1999. At Tiernan, Dr. Hu developed MPEG2 video and multiplexing compression technology, which lead to the first commercially available MPEG2 4:2:2 level solution. Dr. Hu received his Bachelor's and Master's degrees in Electrical Engineering from Cornell University, and his Ph.D. in Electrical Engineering from the University of California, San Diego. Dr. Hu holds three patents in the area of MPEG2 implementation and is the author of numerous papers on implementation.


     Douglas A. Palmer, 51, has served as the Company's Executive Vice President since January 1998, as a director since March 1998, as Chief Operating Officer from April 2000 to January 2001 and as Chief Scientist since January 2001. Dr. Palmer had previously served as the Company's Chief Technology Officer from May 1999 until April 2000 and as Treasurer from October 1998 to June 1999. Prior to co-founding the Company, Dr. Palmer served as the Director of Networking for TrexCommunications Corp., a telecommunications equipment manufacturer, and as a Senior Scientist for ThermoTrex Corporation, a research and development company specializing in optical and x-ray imaging, from 1988 to December 1996. He has received twelve patents in digital signal processing and imaging systems. Dr. Palmer received his B.A. in Physics from the University of California at San Diego (Magna Cum Laude), and his M.Phil. and Ph.D. degrees from Yale University.

     Richard B. Slansky, 45, joined Path 1 in May 2000. Prior to joining the Company, Mr. Slansky served as President, Chief Financial Officer and a member of the Board of Directors of Nautronix, Inc. from January 1999 to May 2000. Nautronix, Inc. is a marine electronics/engineering services company and a subsidiary of Nautronix Ltd. Before his tenure at Nautronix, Mr. Slansky served as Chief Financial Officer of Alexis Corporation, an international pharmaceutical research products technology company, from August 1995 to January 1999. Mr. Slansky served as President and Chief Financial Officer of C-N Biosciences, formerly Calbiochem, from July 1989 to July 1995. Mr. Slansky received his B.S. from the University of Pennsylvania's Wharton School of Business and his M.B.A. in Finance & Accounting from the University of Arizona.

     Bernard J. Tyler, 55, joined Path 1 in September 2000. Prior to joining the Company, Mr. Tyler served as Vice President of Engineering of Nautronix, Inc., a marine electronics/engineering services company from August 1999 to August 2000. Prior to that, Mr. Tyler provided guidance and strategy for several San Diego based Internet companies in senior executive and consulting positions. Mr. Tyler served initially as Vice-President of Engineering at Software Sorcery and was promoted to President and CEO in May 1995. He served there until August 1995. Previously, Mr. Tyler was the Director of Software Development for SAIC's
Computer Systems Group. He has a BS Degree in Mathematics from California Polytechnic University in Pomona, California and an MS Degree in Computer Science from West Coast University.




                   SUMMARY COMPENSATION TABLE
------------------------------------------------------------------------------------------------------------------------------------
                                                                                  Annual Compensation               Long-Term
                                                                                                               Compensation Awards
                                                                                                                   Securities
                                                                                                                Underlying Options/
                   Name and Principal Position                            Year     Salary (US$)      Bonus(US$)       SARs (#)
------------------------------------------------------------------------------------------------------------------------------------
                   Ronald D. Fellman, Chief Technology Officer            2001          200,000          --             175,000
                                                                          2000          184,026          --               --
                                                                          1999          175,833          --               --
------------------------------------------------------------------------------------------------------------------------------------

                   Douglas A. Palmer,  Executive  Vice  President         2001          170,000          --              175,000
                   and Chief Science Officer                              2000          149,539          --               --
                                                                          1999          137,083          --              362,000
------------------------------------------------------------------------------------------------------------------------------------

                   Peter P. Savage,  Interim  President and Chief         2001          134,000          --             25,000
                   Executive Officer                                      2000          --               --               --
                                                                          1999          --               --               --
------------------------------------------------------------------------------------------------------------------------------------

                   Michael  T.   Elliott,   President  and  Chief         2001          51,507           --               --
                   Executive Officer                                      2000          157,874          --             195,000
                                                                          1999          --               --               --
------------------------------------------------------------------------------------------------------------------------------------
                   Michael   Florea,   Executive  Vice  President         2001          150,000          --               --
                   Silicon Systems Division                               2000          --               --             200,000
                                                                          1999          --               --               --
------------------------------------------------------------------------------------------------------------------------------------


          Frederick   A.  Cary,   President and  Chief Executive Officer  2001          67,308           --             650,000
                                                                          2000          --               --               --
                                                                          1999          --               --               --
------------------------------------------------------------------------------------------------------------------------------------

          Richard B. Slansky,  Executive Vice President,
          Finance,  Administration & Operations,  Chief Financial
          Officer and Corporate Secretary                                 2001       174,250          15,000             --
                                                                          2000        87,500             --           329,023
                                                                          1999          --               --               --
------------------------------------------------------------------------------------------------------------------------------------


     The above table sets forth certain information summarizing the compensation earned by (i) each person who served as the Company's chief executive officer any time during 2001, and (ii) each of our other four most highly-compensated executive officers as of December 31, 2001 whose salary and bonus for 2001 was over US$100,000 (collectively, the "Named Executive Officers") for services rendered in all capacities to the Company for 1999, 2000 and 2001.


          OPTION GRANTS IN THE LAST FISCAL YEAR

     Path 1 grants stock options to its employees, officers and directors as part of their compensation package. Stock based compensation is generally in Common Stock options, although in the past we issued Class B Common Stock options to certain employees. Common Stock options were issued at the fair market value on the date of the grant. All Class B Common Stock options were exchanged for Common Stock options on October 5, 2001 and there are no Class B Common Stock shares outstanding. To determine the fair value associated with Class B Common Stock options, we obtained an independent assessment from an investment-banking firm. The investment-banking firm determined that the fair market value of the Class B Common Stock in August 1999, based on the trading price of the Common Stock shares, was approximately US$4.35. As such we used US$4.35 when originally pricing Class B Common Stock options awarded to our employees, officers and directors and subsequently exchanged the Class B Common Stock options for Common Stock options at the same price.

     During the year ended December 31, 2001, 875,000 options to acquire shares of our Common Stock were granted to the Named Executive Officers. The Named Executive Officers exercised no shares of Common Stock during the year ended December 31, 2001. We have never granted any stock appreciation rights.

     The following table provides information, with respect to the Named Executive Officers, concerning the grant of Common Stock options during 2001 and the value of the option under an assumed 5% and 10% appreciation in the price of the Common Stock over the period that the options are exercisable. None of the Named Executive Officers exercised Common Stock options or stock appreciation rights during 2001.




------------------------------------------------------------------------------------------------------------------------------------
                                     Individual Grants

                            Number                                                               Potential Realizable Value at
                         of shares of                                                            Assumed Annual Rate of Stock
                          Underlying      % of Total                                             Price Appreciation for Option
                         Common Stock      Options                                                          Term
                          Underlying       Granted to     Exercise
                          Options         Employees in     Price
      Name                Granted (#)     Fiscal Year     (US$/sh)      Expiration Date                  5%(US$)           10%(US$)
------------------------------------------------------------------------------------------------------------------------------------

  Ronald D. Fellman           - 0 -             - %          N/A               N/A                         N/A                N/A
------------------------------------------------------------------------------------------------------------------------------------
  Douglas A. Palmer           - 0 -             - %          N/A               N/A                         N/A                N/A
------------------------------------------------------------------------------------------------------------------------------------
  Frederick A. Cary           650,000           41%          $3.91        September 28, 2008             1,034,646        2,411,165
------------------------------------------------------------------------------------------------------------------------------------
  Michael T. Elliott          - 0 -             - %          N/A               N/A                         N/A                N/A
------------------------------------------------------------------------------------------------------------------------------------
  Peter P. Savage             25,000            2%           $4.35         March 8, 2008                 44,272            103,173
------------------------------------------------------------------------------------------------------------------------------------
  Michael Florea              200,000           13%          $4.35         October 16, 2007              354,177          825,384
------------------------------------------------------------------------------------------------------------------------------------
  Richard B. Slansky          - 0 -             - %          N/A               N/A                         N/A                N/A
------------------------------------------------------------------------------------------------------------------------------------


AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

     The following table provides information, with respect to the Named Executive Officers, concerning the exercise of Common Stock options during 2001 and unexercised Common Stock options held by them at of the end of that fiscal year. None of the Named Executive Officers exercised any Common Stock options or stock appreciation rights during 2001. There were no stock appreciation rights held by the Named Executive Officers at December 31, 2001.


-----------------------------------------------------------------------------------------------------------------------------------
         Name               Shares                           Number  of  Securities               Value of Unexercised in-the-Money
                            acquired on     Value            Underlying Unexercised                            Options at
                            exercise (#) Realized(US$)        Options at FY-End(#)                      December 31, 2001 (US$) (1)
------------------------------------------------------------------------------------------------------------------------------------
                                                            Exercisable         Unexercisable      Exercisable         Unexercisable
------------------------------------------------------------------------------------------------------------------------------------
  Ronald D. Fellman           --              --             175,000               --                 148,750              --

  Douglas A. Palmer           --              --             175,000               --                 148,750              --

  Frederick A. Cary           --              --             40,625              609,375               52,406           786,094

  Michael T. Elliott          --              --             195,000               --                 165,750              --

  Peter P. Savage             --              --             25,000                --                  21,250              --

  Michael Florea              --              --             100,000             100,000               85,000            85,000

  Richard B. Slansky          --              --             139,000             190,023              118,150            161,520
------------------------------------------------------------------------------------------------------------------------------------


     (1) The closing price of our Common Stock on December 31, 2001 was US$5.20 per share.

     Employment Contracts, Termination of Employment and Change in Control Arrangements

     The Company entered into an employment agreement with Dr. Michael T. Elliott dated April 7, 2000. This agreement provided for a base salary of US$200,000 per year, subject to annual review by the Board of Directors. In addition to this salary, Dr. Elliott was entitled to receive 1% of the cash proceeds from any equity financing obtained from investment bankers, strategic partners or similar organizations (excluding a US$10,000,000 investment from Leitch Technology Corporation completed in April 2000). This agreement also called for Dr. Elliott to receive options to purchase 320,000 shares of Class B Common Stock at US$4.35 per share, 70,000 shares of which were fully vested and the remainder of which were to vest in equal quarterly installments over two years. Dr. Elliott was to receive options to purchase an additional 277,012 shares of Class B Common Stock if, before April 7, 2002, the Company's market capitalization exceeded US$400,000,000 for a continuous 90-day period or audited revenues exceeded US$50,000,000 for one year. Upon a change of control of the Company, vesting was to be completed immediately.

     On April 4, 2001, Dr. Elliott resigned from his employment and entered into a separation agreement with us. The separation agreement supersedes the April 7, 2000 employment agreement and calls for Dr. Elliott to retain rights to purchase 195,000 shares of Class B Common Stock. Under the agreement, Dr. Elliott will provide consulting services as may be requested by the Company.

     On September 10, 2001, the Company entered into an employment agreement with Frederick A. Cary dated September 7, 2001. This agreement provided for a base salary of US$250,000 per annum, subject to annual review by the Board of Directors. In addition to this salary, Mr. Cary was entitled to receive a six-month performance bonus in the amount of US$20,000. Mr. Cary was also entitled to receive a one-year performance bonus in the amount of US$50,000. In addition, Mr. Cary may be eligible to receive other incentive bonuses after completion of one year of employment. Mr. Cary's receipt of such incentive compensation shall be dependent upon his attainment of additional goals and milestones, which shall be agreed upon in writing by him and company, in the same manner as was applicable to the six-month and one year performance bonuses. His agreement also called for him to receive options to purchase 325,000 shares of Common Stock pursuant to the Company's 2000 Stock Option/Stock Issuance Plan. The original options shall begin vesting upon grant, and shall vest over a four-year period in sixteen equal quarterly installments. Upon a change of control of the Company, vesting is immediate. In addition to the original option, Mr. Cary was granted an additional option to purchase up to 325,000 shares of Common Stock ("the Milestone Option") pursuant to the Plan. The Milestone Option shall begin vesting upon grant and will vest over a four-year period in sixteen equal quarterly installments, but will be exercisable in whole or in part only upon achievement of the following goals: 80,000 shares subject to the Milestone Option after the Company's stock has commenced trading on the Nasdaq National Market; 80,000 shares subject to the Milestone Option after the Company has publicly announced a Significant Strategic Partnership; 80,000 shares subject to the Milestone Option if the Company has received equity capital investment exceeding US$10 million on or before April 30, 2002 which is exclusive of any strategic partnership investment and which equity capital investment is at an effective price of more than six dollars per share net of all fees; 85,000 shares subject to the Milestone Option if the Company has achieved revenue in excess of US$10 million in the calendar year ending December 31, 2002, and the Company has achieved eighteen months of "burn" based upon the actual cash expenditure rate for the fourth quarter of 2002. In the event that more than one milestone occurs prior to the point in time at which shares subject to the Milestone Option will have vested under the temporal vesting schedule, Mr. Cary's purchase of shares subject to the Milestone Option will be contingent upon the completion of the temporal vesting requirements. If Mr. Cary is employed on the closing date of a change in control and if the Company or its successor in interest terminates his employment without "cause" or he resigns with good reason within the twelve month period following such change in control, then any shares subject to the milestone option which are unvested solely due to non-satisfaction of the temporal vesting schedule shall immediately become vested and exercisable.

         Compensation Committee Interlocks and Insider Participation

         No executive officer of the Company has ever served as a member of the board of directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

         Board Compensation Committee Report on Executive Compensation

         The Compensation Committee provided the following report:

         "The Compensation Committee, believes that the compensation programs for the Company's executive officers should reflect the Company's performance and the value created for the Company's stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company's success. The Company is engaged in a very competitive industry and the Company's success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

         General Compensation Policy. The Board's and its Committees' policy is to provide the Company's executive officers with compensation opportunities that are based upon their personal performance, the financial performance of the Company and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package generally contemplates three elements: (i) base salary that is competitive with the market and reflects individual performance,
(ii) annual variable performance awards payable in cash and tied to the Company's achievement of annual financial performance goals and (iii) long-term stock-based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an officer's level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon the Company's financial performance and stock price appreciation rather than base salary.

         Factors. The principal factors that were taken into account in establishing each executive officer's compensation package for 2001 are described below. However, the Board and its Committees may in its or their discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

         Base Salary. In setting base salaries, the Compensation Committee relied on its informed understanding of similarly situated companies' compensation of similar executives. Peter Savage's salary was based on his part-time service and his willingness to act on a temporary basis.

         Annual Incentives. The Company has no formalized bonus structure or plan other than Mr. Cary's incentive plan. All other bonuses are paid based on the Compensation committee's evaluation of the employee's performance on a case-by-case basis. For the year ended December 31, 2001 the Company paid US$22,000 bonuses to two executive officers.

         Long Term Incentives. Generally, stock option grants are to be made to each of the Company's executive officers. Each grant is to be designed to align the interests of the executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the business. Each grant allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the market value on the grant date) over a specified period of time (up to ten years but usually seven years). The options become exercisable either immediately or in a series of installments over a multi-year period, contingent upon the officer's continued employment with the Company and, in certain instances, upon successful attainment of certain performance milestones. Accordingly, the option will provide a return to the executive officer only if he or she remains employed by the Company during the vesting period (and, where applicable, only if certain performance milestones are met), and then only if the market value of the shares appreciates over the option term.

         The size of the option grant to each executive officer, including the Chief Executive Officer, is to be set at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The number of outstanding shares and options held by the executive officer should also be considered, in order to maintain an appropriate level of equity incentive for that individual. The relevant weight given to each of these factors varies from individual to individual.

         CEO Compensation. In setting the total compensation payable to the Company's Chief Executive Officer(s) for the 2001 Fiscal Year, the Compensation Committee sought to make that compensation competitive with the compensation paid comparable chief executive officers. Due to the Company's early stage of development and lack of revenue generation, the Board did not attempt to tie or relate the Company's Chief Executive Officers' compensation to Company performance and stock price appreciation. In addition, Michael T. Elliott's base salary for 2001 was established by contract at the time he began his employment in April 2000, and therefore could not be linked to the Company's performance in 2001. Peter P. Savage acted as an interim Chief Executive Officer and his compensation was not be linked to the Company's performance. Frederick A Cary's base salary for 2001 was established by contract at the time he began his employment in September 2001 and therefore is not be linked to the Company's performance in 2001.

         Michael T. Elliott's base salary had been set by contract at a competitive level when compared with the base salary level in effect for similarly situated chief executive officers. Peter P. Savage's salary was based on his part-time service and his willingness to act on a temporary basis as interim Chief Executive Officer. Mr. Cary's base salary was established based on negotiation with the assistance of the recruiting firm of Heidrick & Struggles. With respect to the Chief Executive Officer's base salary, it is the Company's intent to provide the Chief Executive Officer with a level of stability and certainty each year and not have this particular component of compensation affected to any significant degree by Company performance factors, at least until the Company achieves substantial commercialization.

         Similarly, the remaining components of the Chief Executive Officers' 2001 Fiscal Year compensation were not closely linked to the attainment of any corporate performance goals. Due to the fact that we were a development-stage company, with a heavy focus on research and development and with limited cash resources, we declined to pay any Executive Officer cash bonuses for the 2001 Fiscal Year. In the future, it is likely the Company will condition payment of such a cash bonus to the Chief Executive Officer on the Company's attainment of goals with additional consideration to be given to individual business plan objectives.

          Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that compensation exceeds US$1 million per covered officer in any fiscal year. The limitation applies only to compensation which is not considered to be performance-based. Non-performance based compensation paid to the Company's executive officers for the 2001 Fiscal Year did not exceed the US$1 million limit per officer. The Company's 1999 and 2000 Stock Option/Stock Issuance Plans have been structured so that any compensation deemed paid in connection with the exercise of options with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the US$1 million limitation. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the US$1 million limit, there is no need at this time to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Company will reconsider this decision should the individual cash compensation of any executive officer ever approach the US$1 million level.

         It is the Compensation Committee's opinion that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interests of the Company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

         Submitted jointly by the Compensation Committee:

         Robert Clasen, Compensation Committee Chair"

         Stock Performance Graph

         The graph depicted below shows a comparison of cumulative total stockholder returns for the Company, the Russell 2000 Index and the Standard & Poor's Computer Network Index.



         [OBJECT OMITTED]



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                                     06/19/00       06/30/00     09/30/00    12/31/00    03/31/01   06/30/01    09/30/01   12/31/01
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Path 1 Network  Technologies           100            118          86          71          67         60          56         68
Inc.
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Russell 2000 Index                     100             99           100         92          87         98         84         108
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S&P Computer Network Index             100             93           85          53          90         113        125        105
-----------------------------------------------------------------------------------------------------------------------------------



     (1) The graph covers the period from June 19, 2000, the date the Common Stock of the Company was first registered under the Securities Exchange Act of 1934 to December 31, 2001.

     (2) The graph assumes that US$100 was invested in the Company on June 19, 2000; in the Company's Common Stock and in each index, and that all dividends were reinvested. No cash dividends have been declared on the Company's Common Stock.

     (3) Stockholder returns over the indicated period should not be considered indicative of future stockholder returns.

         CERTAIN TRANSACTIONS

     On April 10, 2000, the Company entered into an Agreement of Purchase and Sale with Leitch Technology Corporation. Pursuant to this Agreement of Purchase and Sale, Leitch purchased 1,250,000 shares of the Company's Common Stock for US$10 million and 200,000 common shares of Leitch. Leitch's common shares are traded on the Toronto Stock Exchange under the symbol "LTV" and on Nasdaq under the symbol "LVID."

     In connection with the Agreement of Purchase and Sale, the Company entered into a Stockholders Agreement dated April 10, 2000 with Leitch, Dr. Fellman, Dr. Palmer and Dr. Elliott pursuant to which John A. MacDonald, the President and Chief Executive Officer of Leitch and Reginald J. Tiessen, the Vice President and Chief Financial Officer of Leitch, were nominated and elected to the Company's Board of Directors. Under the terms of this Stockholders Agreement, the Company's executive officers who are parties to the Stockholders Agreement covenant to vote their equity securities in favor of a Board of Directors whose members shall include designees of Leitch who constitute 2/7ths of the entire Board of Directors, or more if Leitch acquires more shares. This voting requirement expires when Leitch owns less than 20% of the Company's fully diluted Common Stock. The Company also agreed to use its best efforts to cause at least one director designee of Leitch to be on each committee of the Company's Board of Directors. This Stockholders Agreement also provides Leitch
(i) a right of first refusal to purchase any stock (now or hereafter acquired) offered for sale in a private transaction by Drs. Palmer, Fellman or Elliott,
(ii) a pro rata right of subscription for new securities offered by the Company, and (iii) beginning on the first anniversary of the effective date of the Company's registration statement on Form 10, registration rights for its shares of the Company's Common Stock. Leitch's right of first refusal terminates if another strategic partner invests US$6 million in the Company's equity securities or the Company has achieved US$30 million of gross revenues in any 12-month period.

     No designees of Leitch are currently serving on the Company's Board, and no designees of Leitch have been nominated for election at the annual meeting.

     The Stockholders Agreement also requires Leitch to refrain from the purchase of additional shares of the Company's equity securities, from seeking to acquire the Company or acquire control of the Company, or from selecting proxies or being in any "group" with respect to the Company's securities, all except with the approval of the Company's Board of Directors or as otherwise expressly provided for in the Agreement of Purchase and Sale or the Stockholders Agreement.

     If Leitch exercises its right of first refusal or otherwise buys stock privately from Dr. Fellman or Dr. Palmer, then Dr. Elliott has a tag-along right under the Stockholders Agreement to require Leitch to buy a pro rata portion of his shares.

     The Stockholders Agreement terminates upon the latest to occur of (a) the written agreement of the parties to the Stockholders Agreement, (b) acquisition of all the issued and outstanding shares of the Company, (c) April 10, 2010, (d) the merger or consolidation of the Company with or into another entity where more than 50% of the Company's securities are held by persons or entities different than immediately prior to such merger or consolidation, or (e) when the Company closes an underwritten public offering with at least US$25 million of net proceeds.

     In connection with the Leitch agreement, Path 1 granted Leitch exclusive rights to use TrueCircuit(R) technology in the professional broadcast market and the non-exclusive rights in other markets. The Company believe's Leitch's exclusive rights have now become non-exclusive.

     On April 1, 2002, the Company disposed of the assets of the Sistolic business unit back to Metar SRL and Michael Florea by eliminating the remaining obligations by the Company to Metar SRL, including the payable of US$686,000, the return of all stock options granted to Michael Florea and the Romanian employees, a confirmation that performance criteria specified in Michael Florea's employment agreement related to a potential US$4 million bonus with the Company was never met by him and a limited use license to the Metar ADC intellectual property in favor of the Company. Michael Florea resigned on March 27, 2002, as an officer of the Company in anticipation of this transaction.

     The stockholders also approved and adopted the Company's 2001 Employee Stock Purchase Plan (the "Plan"). The Plan was adopted by the Company's stockholders on February 26, 2002 and is effective as of that date. Shares issued pursuant to the Plan will qualify as shares issued pursuant to an "employee stock purchase plan". The Plan was adopted to provide employees of the Company with an opportunity to purchase shares (via payroll deduction) of the Company's common stock at a discount from market value through accumulated payroll deductions. Employees of the Company, employed on an offering commencement date, with certain exceptions, are eligible to participate in the Plan. Employees must complete and deliver a Subscription Agreement to participate. The purchase price per share for shares purchased under the Plan shall be an amount equal to eighty-five percent (85%) of the fair market value of a share of common stock. The amount of payroll deduction must be between 5% and 25% of base pay. No interest will accrue on payroll deduction funds. A maximum of 250,000 shares of common stock is available for issuance under the Plan.


         COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) Beneficial Ownership Reporting Compliance

     Pursuant to section 12 of the Exchange Act, which requires the timely filing of Form 3 and Form 4 with the SEC, we disclose the following: Frederick
A. Cary was late with one Form 4 required filing in October 2001 and Richard B. Slansky and Bernard J. Tyler were late with one Form 4 required filing each in December 2001.

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings made under the Securities Act of 1933, or the Securities Exchange Act of 1934, that might incorporate future filings made by the Company under those statutes, neither the Stock Performance Graph, the Compensation Committee Report, the Audit Committee Report, the description of the auditors' independence nor the Audit Committee Charter is to be incorporated by reference into any such prior filings, nor shall such graph reports descriptions or charts be incorporated by reference into any future filings made by the Company under those statutes.

THE BOARD OF DIRECTORS OF PATH 1 NETWORK TECHNOLOGIES INC.

Dated: May 10, 2002